Exhibit 99.1

Contact:	Susan Hardman	John Allen
	Intersil Investor Relations	Intersil Public Relations
	Tel: (408) 546-3332	Tel: (321) 729-4928
	E-Mail: shardman@intersil.com	E-Mail: jallen02@intersil.com

Intersil Corporation Reports First Quarter 2005

Financial Results

— Increases revenue and income from the fourth quarter

— Generates $35.8 million of cash from operations

Milpitas, CA, April 27, 2005 – Intersil Corporation (NASDAQ: ISIL), a world leader in the design and manufacture of high performance analog semiconductors, today reported financial results for the quarter ended April 1, 2005. On a generally accepted accounting principles (GAAP) basis, net revenue was $128.1 million for the first quarter of 2005 compared to revenue of $127.1 million in the fourth quarter of 2004, and $137.4 million for the first quarter of 2004. Net income for the first quarter of 2005 was $12.8 million or $0.09 diluted earnings per share as compared to net income of $15.8 million or $0.11 diluted earnings per share in the fourth quarter of 2004. For the first quarter of 2004, net income was $27.3 million or $0.19 diluted earnings per share.

Non-GAAP net income for the first quarter of 2005 was $17.5 million or $0.12 diluted earnings per share. This compares to non-GAAP net income of $16.3 million or $0.11 diluted earnings per share for the fourth quarter of 2004 and $26.4 million or $0.19 diluted earnings per share for the first quarter of 2004.

“We are off to a great start for 2005. Orders grew significantly over the fourth quarter as we saw strength across a broad set of our product families,” stated Rich Beyer, Intersil’s president and CEO. “We experienced sequential growth in both revenue and non-GAAP earnings, despite the normal seasonality associated with our computing and consumer markets. Gross margins increased slightly to 55.3%, and we decreased our inventory by an additional $2.6 million. Operating cash flow for the quarter was $35.8 million, or 28% of sales, and we exited the quarter with over $700 million in cash and marketable securities.”

By end market, Intersil’s first quarter sales were as follows: industrial (29% of sales), communications (24%), computing (24%), and high-end consumer (23%). “The industrial market experienced the strongest sequential growth, driven by an increase in seasonal demand and the acceptance of several new products introduced over the past two years,” said Rich Beyer. “The communications and consumer markets experienced single-digit growth, as we continue to expand our product offerings.

Intersil First Quarter Earnings, Page Two

The computing market was down sequentially as we expected; we did, however, experience solid growth from our notebook power management products.”

The Company repurchased approximately $24 million, or 1.4 million shares of its stock, under a previously announced stock repurchase program. Additionally, as a result of Intersil’s continued positive cash flow and strong balance sheet position, the Company’s board of directors authorized and declared the payment of a quarterly dividend of $0.04 per share of common stock. Payment of the dividend will be made on May 27, 2005 to shareholders of record as of the close of business on May 17, 2005.

Business Outlook

“We believe our orders momentum, the acceptance of our new products and the continued strength from our design wins position us for solid revenue and earnings growth in the second quarter,” said Mr. Beyer. “We expect our second quarter revenue to grow between 4 to 6% from the first quarter. We also expect non-GAAP earnings per share of approximately $0.13 to $0.14.”

Investors and interested parties within the United States may listen to Intersil’s conference call on April 27 at 4:45 p.m. Eastern/ 1:45 p.m. Pacific by dialing (800) 706-7749 and providing the operator with the conference and pass code “INTERSIL.” International callers may connect to the call by dialing (617) 614-3474. A replay of Intersil’s conference call will be available for one week beginning on April 27 at 8:00 p.m. Eastern/ 5:00 p.m. Pacific by calling (888) 286-8010 in the U.S. or (617) 801-6888 internationally. The pass code for the replay is “88510529.” A live web cast will also be available on Intersil’s Investor Relations homepage at http://www.intersil.com/investor and a replay will be available until May 4, 2005.

A copy of this press release may be found on Intersil’s website at http://www.intersil.com/cda/pressroom.

Intersil First Quarter Earnings, Page Three

About Intersil

Intersil Corporation, a NASDAQ-100 Index Company, is a leader in the design and manufacture of high performance analog semiconductors. The Company’s products address three of the industry’s fastest growing markets: flat panel displays, optical storage (CD and DVD recordable) and power management. Intersil products include power management devices for battery management, hot-swap and hot-plug controllers, linear regulators, supervisory ICs, switching DC-DC regulators and power MOSFET drivers; optical storage laser diode drivers; DSL line drivers; video and high performance operational amplifiers; data converters; interface ICs; analog switches and multiplexers; crosspoint switches; voice-over-IP devices; and ICs for military, space and rad-hard applications. For more information about Intersil or to find out how to become a member of our winning team, visit the Company’s web site and career page at http://www.intersil.com/.

NON-GAAP REPORTING

In addition to GAAP reporting, Intersil reports net income or loss, as well as earnings per share and gross margin, on a non-GAAP basis. This non-GAAP earnings information excludes amortization of intangibles and other unusual items, such as gains or losses on strategic investments or exited product groups, impairment and restructuring costs and related tax effects. Intersil believes this non-GAAP earnings information provides meaningful insight into the Company’s on-going performance and has therefore chosen to provide this information to investors for a more consistent basis of comparison and to emphasize the results of on-going operations. Intersil also uses this information internally to evaluate and manage the Company’s operations and to determine incentive compensation. A reconciliation between GAAP and non-GAAP net income is included in the tables below.

FORWARD-LOOKING STATEMENTS

Intersil Corporation press releases and other related comments may contain forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, in connection with the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon Intersil Corporation’s (“Intersil”) management’s current expectations, estimates, beliefs, assumptions, and projections about Intersil’s business and industry. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” “goals,” “targets,” and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. Intersil does not adopt and is not responsible for any forward-looking statements and projections made by others in this press release. Intersil’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Intersil filings with the U.S. Securities and Exchange Commission (“SEC”) (which you may obtain for free at the SEC’s web site at www.sec.gov) discuss some of the important risk factors that may affect our business, results of operations, and financial condition. These forward-looking statements are made only as of the date of this communication and Intersil undertakes no obligation to update or revise these forward-looking statements

Intersil Corporation

Income Statement

(Unaudited)

(In millions, except per share amounts)

	Three Months Ended
	Apr 1, 2005	Apr 2, 2004
Net sales	$128.1	$137.4

Cost of product sales	57.7	59.1

Gross margin	70.4	78.3

Expenses
Research and development	26.8	24.6
Selling, general & administrative	24.4	21.5
Amortization of unearned compensation	3.8	1.6
Intangible amortization	2.5	1.2
Impairment (recovery) of long-lived assets	(0.6)	27.0
Restructuring and severance related expenses	2.8	—
Other operating expenses (income)	(2.0)	—

Operating income	12.7	2.4
Gain on investment securities	—	3.8
Interest income, net	3.7	3.1

Income from continuing operations before taxes	16.4	9.3
Income tax provision (benefit)	3.6	(13.8)

Income from continuing operations	12.8	23.1
Income from operations of discontinued Wireless Networking product group	—	6.9
Income tax provision from discontinued operations	—	2.7

Income from discontinued operations	—	4.2

Net income	$12.8	$27.3

Earnings per share
Basic
Continuing operations	$0.09	$0.17
Discontinued operations	—	0.03

Net income per share	$0.09	$0.20

Diluted
Continuing operations	$0.09	$0.16
Discontinued operations	—	0.03

Net income per share	$0.09	$0.19

Weighted average shares
Basic	143.5	138.0

Diluted	145.7	140.8

Intersil Corporation

Financial Summary (Non-GAAP)

(In millions, except per share amounts and percentages)

	Three Months Ended
	Apr 1, 2005	Apr 2, 2004
Net sales	$128.1	$137.4

Gross margin	$70.8	$78.3
% of Sales	55.3%	57.0%

Research and development	$26.8	$24.6
Selling, general & administrative	$24.4	$21.5

Operating Income	$19.6	$32.2
% of Sales	15%	23%

Interest income	$3.7	$3.1

Pretax Income	$23.3	$35.3

Net income	$17.5	$26.4
% of Sales	14%	19%

Earnings Per Share
Basic	$0.12	$0.19
Diluted	$0.12	$0.19

Weighted Average Shares
Basic	143.5	138.0
Diluted	145.7	140.8

NOTE: This financial summary excludes amortization of intangibles and unearned compensation, unusual items, and income from discontinued operations. These adjustments are included in the Financial Bridge table.

Intersil Corporation

Financial Bridge GAAP to Non-GAAP Continuing Operations

(In millions, except per share amounts)

	Three Months Ended
	Apr 1, 2005	Apr 2, 2004
Net income on GAAP basis:	$12.8	$27.3

Acquistion related expenses*	6.7	2.8
Impairment (recovery) of long-lived assets	(0.6)	27.0
Restructuring & severance related expenses	2.8	—
Windstorm related expenses (income)	(2.0)	—
(Gain) loss on investments	—	(3.8)
(Gain) from discontinued operations	—	(6.9)
Associated tax effects	(2.2)	(4.3)
Tax gain resulting from audit settlement	—	(15.7)

Net income on Non-GAAP basis:	$17.5	$26.4

Diluted Non-GAAP earnings per share	$0.12	$0.19

Diluted weighted average shares outstanding	145.7	140.8

*	Includes $0.4M of unearned compensation in cost of sales in the GAAP income statement for the three month period ended April 1, 2005.

Intersil Corporation

Balance Sheets

(unaudited)

(In millions)

	Apr 1, 2005	Dec 31, 2004
Assets
Current Assets
Cash & short-term investments	$551.0	$523.0
Trade receivables, net	76.2	77.9
Inventories, net	93.9	96.5
Prepaid expenses and other current assets	14.5	14.6
Deferred income taxes	36.6	43.2

Total Current Assets	772.2	755.2
Other Assets
Property, plant & equipment, net	95.6	101.4
Intangible assets	1,475.6	1,478.8
Deferred income taxes	72.8	68.9
Held-to-maturity investments	149.1	168.9
Other	13.9	14.4

Total Other Assets	1,807.0	1,832.4

Total Assets	$2,579.2	$2,587.6

Liabilities and Shareholders’ Equity
Current Liabilities
Trade account payables	$18.7	$18.4
Income taxes payable	55.8	56.2
Deferred margin	11.3	11.4
Other accrued items	62.9	62.2

Total Liabilities	148.7	148.2

Total Shareholders’ Equity	2,430.5	2,439.4

Total Liabilities and Shareholders’ Equity	$2,579.2	$2,587.6